Exhibit(j)




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Independent Registered Public Accounting Firm and Reports to Shareholders" and "Financial Statements" in Scudder Technology Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 85 to the Registration Statement (Form N-1A, No. 2-10668) of our report dated December 22, 2003 on the financial statements and financial highlights of Scudder Technology Fund included in the Fund Annual Report dated October 31, 2003.



/s/ Ernst & Young LLP
Boston, Massachusetts
August 30, 2004